Exhibit 4.2

GLOBAL SECURITY

6% CONVERTIBLE NOTES DUE MAY 15, 2024

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT AND ANY SUCH CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

CAPITAL AUTOMOTIVE REIT

6% CONVERTIBLE NOTES DUE MAY 15, 2024

ISIN: US139733AB56
CUSIP No.: 139733AB5

Certificate No.	U.S.$110,000,000

     Capital Automotive REIT, a real estate investment trust organized under the laws of the State of Maryland (the “Company”), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of One Hundred Ten Million United States Dollars (U.S.$110,000,000) on May 15, 2024, unless prepaid prior thereto, together with accrued interest thereon at the rate of 6% per annum.

1. Interest.

     Interest on this Convertible Note shall be due and payable in accordance with the terms hereof and of the Indenture (defined below). Interest shall be payable semi-annually in arrears on each May 15 and November 15, commencing on November 15, 2004, to registered holders of the Convertible Notes on the last day of the preceding month. Payments of interest on the Convertible Notes shall include interest accrued to but excluding the respective Interest Payment Dates. Interest payments for the Convertible Notes shall be computed and paid on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Convertible Notes is not a Business Day, then a payment of the interest payable on such date shall be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on the date the payment was originally payable.

2. Method of Payment.

     The Company will pay interest on this Convertible Note (except defaulted interest) to the Person who is the registered Holder of this Convertible Note at the close of business on April 15 or October 15, as the case may be, next preceding the related interest payment date. Subject to the terms and conditions of the Indenture, the Company will make payments in respect of the Redemption Price, Purchase Price, Change in Control Purchase Price and the principal amount at Stated Maturity, as the case may be, to the Holder who surrenders a Convertible Note to a Paying Agent to collect such payments in respect of the Convertible Note. The Company will pay cash amounts in money of the United States that at the time of payment is legal tender for payment of public and private debts. However, the Company may pay interest, the Redemption Price, Purchase Price, Change in Control Purchase Price and the principal amount at Stated Maturity, as the case may be, by check or wire payable in such money; provided, however, that a Holder holding Convertible Notes with an aggregate principal amount in excess of $2,000,000 will be paid by wire transfer in immediately available funds at the election of such Holder. The Company may mail an interest check to the Holder’s registered address. Notwithstanding the foregoing, so long as this Convertible Note is registered in the name of a Depositary or its nominee, all payments hereon shall be made by wire transfer of immediately available funds to the account of the Depositary or its nominee.

     Any interest that is not punctually paid or duly provided for on an Interest Payment Date shall forthwith cease to be payable to the Holders on the Regular Record Date and may either be paid to the Person or Persons in whose name the Convertible Notes are registered at the close of business on a Special Record Date for the payment of such defaulted interest to be fixed by the Trustee, notice whereof shall be given to Holders of the Convertible Notes not less than ten (10) days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange, if any, on which the Convertible Notes shall be listed, and upon such notice as may be required by any such exchange, all as more fully provided in the Senior Indenture.

3. Paying Agent, Conversion Agent, Calculation Agent and Registrar.

     Initially, Wells Fargo Bank, National Association (the “Trustee”) will act as Paying Agent, Conversion Agent, Calculation Agent and Registrar. The Company may appoint and change any Paying Agent, Conversion Agent, Calculation Agent or Registrar without notice, other than notice to the Trustee; provided that the Company will maintain at least one Paying Agent in the State of New York, City of New York, Borough of Manhattan, which shall initially be an office or agency of the Trustee. The Company or any of its Subsidiaries or any of their Affiliates may act as Paying Agent, Conversion Agent, Calculation Agent or Registrar.

4. Indenture.

     This Note is one of a duly authorized issue of 6% Convertible Notes due May 15, 2024 (the “Convertible Notes”) issued and to be issued under an indenture dated as of April 15, 2004 (the “Base Indenture”), as supplemented by the Second Supplemental Indenture dated May 12, 2004 (the “Supplemental Indenture,” and collectively with the Base Indenture, the “Indenture”), by and between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee,” which term includes any successor trustee as permitted under the Indenture). Reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Convertible Notes and the terms upon which the Convertible Notes are, and are to be, authenticated and delivered.

     Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Indenture.

5. Redemption at the Option of the Company.

     No sinking fund is provided for the Convertible Notes. The Convertible Notes are not redeemable prior to May 15, 2009. On or after May 15, 2009, the Convertible Notes are redeemable, at any time in whole or from time to time in part, for a redemption price equal to 100% of the principal amount of the Convertible Notes to be redeemed (“Redemption Price”) plus accrued and unpaid interest up to but not including the Redemption Date; provided that, if the Redemption Date is on or after a Regular Record Date but on or prior to the related Interest Payment Date, interest will be payable to the Holders in whose names the Convertible Notes are registered at the close of business on the relevant Regular Record Date.

6. Purchase By the Company at the Option of the Holder.

     Subject to the terms and conditions of the Indenture, the Company shall become obligated to purchase at the option of the Holder, all or any portion of the Convertible Notes held by such Holder, in any integral multiple of $1,000, on May 15, 2009, May 15, 2014 and May 15, 2019 (each, a “Purchase Date”) at a purchase price per Convertible Note equal to 100% of the aggregate principal amount of the Convertible Note (the “Purchase Price”), together with accrued and unpaid interest up to but not including the Purchase Date; provided that if the Purchase Date is no or after a Regular Record Date but on or prior to the related Interest Payment Date, interest will be payable to the Holders in whose names the Convertible Notes are registered at the close of business on the relevant Regular Record Date upon delivery of a Purchase Notice containing the information set forth in the Indenture, at any time from the opening of business on the date that is 20 Business Days prior to such Purchase Date, and upon delivery of the Convertible Notes to the Paying Agent by the Holder as set forth in the Indenture. The Company shall be required to pay the Purchase Price in cash, provided, however, that if an Accounting Event (as defined in the Indenture) has occurred, the Company may elect to pay the Purchase Price in cash or Common Shares valued at the Market Price.

     At the option of the Holder and subject to the terms and conditions of the Indenture, the Company shall become obligated to purchase the Convertible Notes held by such Holder 45 Business Days after the occurrence of a Change in Control of the Company, for a Change in Control Purchase Price equal to 100% of the principal amount thereof plus accrued and unpaid interest up to but not including the Change in Control Purchase Date, which Change in Control Purchase Price shall be paid in cash.

     Holders have the right to withdraw any Purchase Notice or Change in Control Purchase Notice, as the case may be, by delivering to the Paying Agent a written notice of withdrawal in accordance with the provisions of the Indenture.

     If cash sufficient to pay the Purchase Price or Change in Control Purchase Price, as the case may be, and accrued and unpaid interest if any, of all Convertible Notes or portions thereof to be purchased as of the Purchase Date or the Change in Control Purchase Date, as the case may be, is deposited with the Paying Agent on the Business Day following the Purchase Date or the Change in Control Purchase Date, interest ceases to accrue on such Convertible Notes (or portions thereof) immediately after such Purchase Date or Change in Control Purchase Date, and the Holder thereof shall have no other rights as such other than the right to receive the Purchase Price or Change in Control Purchase Price, as the case may be, upon surrender of such Convertible Note.

7. Notice of Redemption.

     Notice of redemption pursuant to paragraph 5 of this Convertible Note will be mailed at least 15 days but not more than 60 days before the Redemption Date to each Holder of Convertible Notes to be redeemed at the Holder’s registered address. If money sufficient to pay the Redemption Price of all Convertible Notes (or portions thereof) to be redeemed on the Redemption Date is deposited with the Paying Agent prior to or on the Redemption Date, immediately after such Redemption Date interest ceases to accrue on such Convertible Notes or portions thereof. Convertible Notes in denominations larger than $1,000 of principal amount may be redeemed in part but only in integral multiples of $1,000 of principal amount.

8. Conversion.

     A Holder of a Convertible Note may convert the principal amount of such Convertible Note (or any portion thereof equal to $1,000 or any integral multiple of $1,000 in excess thereof) into Common Shares on any Business Day, subject to the conditions set forth in Section 4.1 of the Indenture; provided, however, that, if such Convertible Note is called for redemption or subject to purchase upon a Change in Control or upon exercise of the purchase right described in paragraph 6 above, the conversion right will terminate at the close of business on the Business Day immediately preceding the Redemption Date, the Change in Control Purchase Date or a Purchase Date, as the case may be, for such Convertible Note or such earlier date as the Holder presents such Convertible Note for redemption or purchase (unless the Company shall default in paying the redemption payment, Change in Control Purchase Price or a Purchase Price, as the case may be, when due, in which case the conversion right shall terminate at the close of business on the date such default is cured and such Convertible Note is redeemed or purchased, as the case may be).

     The initial conversion price is $35.5679. The initial Conversion Rate is 28.1152 Common Shares per $1,000 principal amount of Convertible Notes. The number of Common Shares deliverable upon conversion of a Convertible Note is determined by dividing (x) the principal amount of the Convertible Note, or the portion thereof being converted, by (y) the Effective Conversion Price in effect on the Conversion Date.

     The “Effective Conversion Price” per Common Share means the principal amount of, plus accrued and unpaid regular interest on $1,000 principal amount of Convertible Notes, in each case divided by Conversion Rate.

     A Convertible Note in respect of which a Holder has delivered a Purchase Notice or Change in Control Purchase Notice exercising the option of such Holder to require the Company to purchase such Convertible Note may be converted only if such notice of exercise is withdrawn in accordance with the terms of the Indenture.

     To surrender a Convertible Note for conversion, a Holder must (i) complete and manually sign the conversion notice below (or complete and manually sign a facsimile of such notice) and deliver such notice to the Conversion Agent, (ii) surrender the Convertible Note to the Conversion Agent, (iii) furnish appropriate endorsements and transfer documents, if required by the Conversion Agent, (iv) pay any transfer or similar tax, if required and (v) in the case of a conversion pursuant to section 4.1(b)(1) of the Indenture, provide the Company with reasonable evidence that the conditions to such conversion have been satisfied.

9. Denominations; Transfer; Exchange.

     This Note is a Global Security deposited with the Trustee as custodian for The Depositary Trust Company (“DTC”) acting as Depositary, and registered in the name of CEDE & CO., a nominee of DTC, and CEDE & CO., as holder of record of this Convertible Note, shall be entitled to receive payments of principal and interest by wire transfer of immediately available funds. The statements in the legend relating to DTC set forth above are an integral part of the terms of this Convertible Note and by acceptance thereof each holder of this Note agrees to be subject to and bound by the terms and provisions set forth in such legend, if any.

     The Convertible Notes may be issued, in denominations of $1,000 of principal amount and integral multiples of $1,000. A Holder may transfer or exchange Convertible Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not transfer or exchange any Convertible Notes selected for redemption (except, in the case of a Convertible Note to be redeemed in part, the portion of the Convertible Note not to be redeemed) or any Convertible Notes in respect of which a Purchase Notice or a Change in Control Purchase Notice has been given and not withdrawn (except, in the case of a Convertible Note to be purchased in part, the portion of the Convertible Note not to be purchased) or any Convertible Notes for a period of 15 days before the mailing of a notice of redemption of Convertible Notes to be redeemed.

10. Persons Deemed Owners.

     The registered Holder of this Convertible Note may be treated as the owner of this Convertible Note for all purposes.

11. Amendment; Waiver.

     Subject to certain exceptions set forth in the Indenture, (i) the Indenture or the Convertible Notes may be amended with the written consent of the Holders of at least a majority in aggregate principal amount of the Convertible Notes at the time outstanding and (ii) certain Defaults may be waived with the written consent of the Holders of a majority in aggregate principal amount of the Convertible Notes at the time outstanding. Subject to certain exceptions set forth in the Indenture, without the consent of any Convertible Noteholder, the Company and the Trustee may amend the Indenture or the Convertible Notes so long as such changes, other than those in clause (ii), do not materially and adversely affect the interest of Convertible Noteholders (i) to cure any ambiguity, omission, defect or inconsistency, (ii) to comply with Article 5 of the Indenture or Section 4.4 of the Supplemental Indenture, (iii) to add to the covenants of the Company for the benefit of Convertible Noteholders or to secure the Company’s obligations under the Convertible Notes and this Indenture, or (iv) to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA.

12. Defaults and Remedies.

     Under the Indenture, Events of Default include (i) default for 3 days in payment of any interest on any Convertible Notes after receipt by the Company of a Notice of Default, (ii)

default in payment of the principal amount, Redemption Price, Purchase Price or Change in Control Purchase Price, as the case may be, in respect of the Convertible Notes when the same becomes due and payable, (iii) default for 10 Business Days in converting any Convertible Notes after receipt by the Company of a Notice of Default, (iv) failure by the Company to comply with other agreements in the Indenture or the Convertible Notes, subject to notice and lapse of time; (v) default by the Company in the payment at the final maturity thereof, after the expiration of any applicable grace period, of principal of or interest on indebtedness for money borrowed, other than non recourse indebtedness, in the principal amount then outstanding of $25 million or more, or acceleration of any indebtedness in such principal amount so that it becomes due and payable prior to the date on which it would otherwise have become due and payable and such acceleration is not rescinded within 10 business days after notice to the Company in accordance with the Indenture; and (vi) certain events of bankruptcy or insolvency.

     Convertible Noteholders may not enforce the Indenture or the Convertible Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Convertible Notes unless it receives reasonable indemnity or Convertible Note. Subject to certain limitations, Holders of a majority in aggregate principal amount of the Convertible Notes at the time outstanding may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Convertible Noteholders notice of any continuing Default (except a Default in payment of amounts specified in clause (i) or (ii) above) if it determines that withholding notice is in their interests.

     13. Authentication.

     This Convertible Note shall not be valid until an authorized signature of the Trustee manually signs the Trustee’s Certificate of Authentication with respect to this Convertible Note.

     IN WITNESS WHEREOF, the Company has caused this Note to be duly executed.

Dated as of May 12, 2004. Capital Automotive REIT
By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

     This is one of the 6% Convertible Notes due May 15, 2024 referred to in the within-mentioned Indenture.

Wells Fargo Bank, National Association, as Trustee
By:
Authorized Signatory

ASSIGNMENT FORM

For value received

hereby sells, assigns and transfers unto

Please insert social security or
other identifying number of assignee

Please print or type name and address,
including zip code, of assignee:

the within Note and does hereby irrevocably constitute and appoint                                         Attorney to transfer the Note on the books of the Company with full power of substitution in the premises.

Date:	Your signature:
(Sign exactly as your name appears on the Note)